EXHIBIT 99.2

                                          Contact:  Mary K. Collins
                                                    Senior Vice President
                                                    (713) 529-4200

                          CONSOLIDATED GRAPHICS REPORTS
                          FIRST QUARTER EARNINGS UP 44%

     HOUSTON, TX (July 24, 1996) -- Consolidated Graphics, Inc. (Nasdaq/NM:COGI) today announced record financial results for the first quarter ended June 30, 1996.

     Net income for the first quarter of fiscal 1997 increased 44% to $1,673,000 from $1,159,000 for fiscal 1996. Net income per share increased to $0.28 on 5,930,177 average shares outstanding from $0.21 per share on 5,466,552 average shares outstanding in the prior year. First quarter net sales rose 45% to $28,258,000 from $19,478,000 reported in the same period last year.

     Commenting on the announcement, Joe R. Davis, chairman and chief executive officer of Consolidated Graphics, said, "The record first quarter results reflect consistent growth from our existing printing operations and contributions from the acquisitions we completed over the past two years. We acquired one printing company during the first quarter and have completed the acquisition of two more in the second quarter of fiscal 1997. These acquisitions bring to six the total number of companies acquired by Consolidated Graphics since January 1996. Each of these companies is in a new market area, representing significant potential for additional internal growth and possible acquisitions. Together, these six acquisitions represent over $50 million in annual revenues, placing us well on our way to achieving our goal of $150 million in run-rate revenues by the end of fiscal 1997.

     "We presently are operating fifteen printing companies in eleven growing markets, and the potential for additional acquisitions in these and other areas is excellent. As we expand the operating strengths and the range of services offered by these companies, we expect their profit margins will gradually increase," Davis concluded.

COGI Reports First Quarter Results
Page 2
July 24, 1996

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. Consolidated Graphics now operates fifteen printing companies in eleven markets.

                           CONSOLIDATED GRAPHICS, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         THREE MONTHS ENDED
                                              JUNE 30,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
Sales................................  $   28,258  $   19,478
Cost of sales........................      20,166      13,990
                                       ----------  ----------
      Gross profit...................       8,092       5,488
Selling expenses.....................       2,848       2,023
General and administrative
  expenses...........................       2,292       1,526
                                       ----------  ----------
      Operating income...............       2,952       1,939
Interest expense.....................         339         152
                                       ----------  ----------
      Income before income taxes.....       2,613       1,787
Income taxes.........................         940         628
                                       ----------  ----------
Net income...........................  $    1,673  $    1,159
                                       ==========  ==========
Fully diluted earnings per share.....  $     0.28  $     0.21
                                       ==========  ==========
Average shares outstanding...........       5,930       5,467
                                       ==========  ==========